Exhibit 99.1

www.nortel.com

FOR IMMEDIATE RELEASE	September 28, 2007

For more information:

Media	Investors
Mohammed Nakhooda	(888) 901-7286
(905) 863-7407	(905) 863-6049
mohammna@nortel.com	investor@nortel.com
Nortel Completes US$1.125 Billion Redemption of Convertible Notes
TORONTO — Nortel* [NYSE/TSX: NT] ] today announced that it has completed its redemption at par of US$1.125 billion, plus accrued and unpaid interest, of its outstanding US$1.8 billion 4.25% convertible senior notes due September 2008, in accordance with the terms of the indenture governing the notes. Nortel completed the redemption using the net proceeds from its offering of US$1.150 billion aggregate principal amount of convertible notes completed in March 2007.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next-generation technologies, for both service provider and enterprise networks, support multimedia and business-critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, ”targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different from those contemplated in forward-looking statements. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.